Exhibit 10.3

TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (this “Trademark Assignment Agreement”) is made as of December 14, 2017 by and between QuantRx Biomedical Corporation, a Nevada corporation (“Assignor”), and Preprogen LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of December 14, 2017 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Asset Purchase Agreement”), by and between Assignee, on the one hand, and Assignor, on the other. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

WHEREAS, Assignor is the owner of all right, title and interest in and to the trademarks listed on Exhibit A attached hereto (the “Trademarks”), together with the goodwill of the Business connected with and symbolized by the Trademarks.

WHEREAS, pursuant to the Asset Purchase Agreement, Assignee desires to acquire all of Assignor’s right, title and interest in and to the Trademarks, together with the goodwill of the Business connected with and symbolized by the Trademarks.

NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, its successors and assigns, all of its right, title and interest in and to the Trademarks in the United States and all jurisdictions outside the United States, together with the goodwill of the Business connected with and symbolized by the Trademarks (including, without limitation, the right to renew any registrations included in the Trademarks, the right to apply for trademark registrations within or outside the United States based in whole or in part upon the Trademarks, the right to bring an action for any and all past infringements of the rights being assigned and the right to collect and retain any proceeds therefrom, and any priority right that may arise from the Trademarks), the same to be held and enjoyed by Assignee as fully and entirely as said interest could have been held and enjoyed by Assignor had this sale, assignment, transfer conveyance and deliverance not been made.

2.           At and from time to time following the Closing, Assignor shall take such actions as required by Section 6.1 of the Asset Purchase Agreement in regard to this Trademark Assignment Agreement.

3.           This Trademark Assignment Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Each counterpart may be delivered by facsimile transmission or electronic transmission in portable document format, which transmission shall be deemed to be delivery of an originally executed document.

4.           This Trademark Assignment Agreement shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of Delaware applicable to agreements made and fully performed within the State of Delaware.

[Remainder of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed as of the date first above written.

ASSIGNOR:

QUANTRX BIOMEDICAL CORPORATION

By: /s/ Shalom Z. Hirschman
Name: Shalom Z. Hirschman
Title: Chief Executive Officer

ASSIGNEE:

PREPROGEN LLC
By: /s/ Mayer Goldberger
Name: Mayer Goldberger
Title: Founder

[Signature Page to Trademark Assignment Agreement]

Exhibit A

Trademarks

Registered Marks

Mark	Goods / Services	Application Serial Number	Registration Number	Applicant	Registration Date
PADKIT	Class 10	75/654,164	2,380,818	QUANTRX BIOMEDICAL CORPORATION	8/29/2000
PADKIT	Class 10	75/260,875	2,251,770	QUANTRX BIOMEDICAL CORPORATION	6/8/1999